Exhibit 4.48

SUPPLEMENTARY AGREEMENT

TO THE EXCLUSIVE TECHNICAL CONSULTING AND SERVICE AGREEMENT

This Supplementary Agreement (“Supplementary Agreement”) is made and entered into on December 5, 2013 (“Effective date”) in Shanghai, the People’s Republic of China, by and between:

Party A: Shanghai Zhengtu Information Technology Co., Ltd.

Address: 2/FL, Building No.29, 396 Guilin Road, Shanghai, the People’s Republic of China

Party B: Shanghai Giant Network Technology Co., Ltd. (Old Name: Shanghai Zhengtu Network Technology Co., Ltd.)

Address: Room 708, Building No.29, 396 Guilin Road, Shanghai, the People’s Republic of China

WHEREAS,

1.	Party A and Party B entered into the Exclusive Technical Consulting and Service Agreement (the “Original Agreement”) on September 7, 2006 in Shanghai. According to the Original Agreement, Party B agrees that, unless with prior written approval from Party A, Party B shall not hire any third party to provide to Party B any technical support listed in Attachment I of the Original Agreement or any similar technical support;

2.	Party B has reached an agreement with Shanghai Juja Network Technology Co., Ltd. (“Jujia Network”) that Jujia Network will provide Party B with technical support, market consulting and development in relation to Party B’s business

NOW, THEREFORE, adhering to the principles of equality and mutual benefit, and after friendly negotiations, the Parties confirm as follows:

1.	Party A agrees Party B to hire Jujia Network to provide Party B with technical support in relation to Party B’s business as well as market consulting and development as listed in Attachment I of the Original Agreement or other similar technical support. Party B shall sign the relevant Technical Consulting and Service Agreement with Jujia Network.

2.	Party B guarantees and promises that Party A shall have the right to request Party B and Jujia Network at any time to terminate the Technical Consulting and Service Agreement and any other relevant agreements, without incurring any legal liability

3.	This Supplementary Agreement shall become effective immediately upon sealed by the Parties.

Party A: Shanghai Jujia Network Technology Co., Ltd.	Party B: Shanghai Giant Network Technology Co., Ltd.